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                                                                      EXHIBIT 21

EXHIBIT 21 - SUBSIDIARIES


     The following is a list of all subsidiaries of the Company, all of which are wholly owned:


                                        Jurisdiction           Ownership
Name of Subsidiary                   of  Incorporation         Percentage
------------------                   -----------------         ----------

Beepers Plus of Nashville, Inc.          Tennessee                100%

Beepers Plus of Memphis, Inc.            Tennessee                100%

Pager Airlines, Inc.                     Delaware                 100%

Teletouch Licenses, Inc.                 Delaware                 100%

laPageco, Inc.                           Louisiana                100%

AACS, Inc.                               Texas                    100%